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                                                                   EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of FIRSTPLUS Financial Group, Inc. on Form S-4 of our report dated February
27, 1998 (March 11, 1998 as to Note 20) on the consolidated financial statements of LIFE Financial Corporation as of and for the years ended
December 31, 1997 and 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No.
122), appearing in the Annual Report on Form 10-K of LIFE Financial Corporation for the year ended December 31, 1997.

We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
August 27, 1998